UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2018

HASH LABS INC.
(Exact name of registrant as specified in its charter)

Nevada	033-25126D	85-0368333
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

301 Yamato Road Suite 1240 Boca Raton, FL	33431
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 295-1990

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On May 18, 2018, Hash Labs Inc. (the “Company”) announced J. Mark Goode as the new President and Chief Executive Officer of the Company, effective May 18. 2018. He was also appointed a member and Chairman of the Board of Directors of the Company (the “Board”). Mr. Goode, a decorated former Captain in the United States Marine Corps, joins the Company from The Peninsula Group, LLC, a Washington, D.C.-based investment origination and management company focused on the emerging life settlement market, where he was the founder and Chief Executive Officer for the past fifteen years. During his 15-year tenure as Peninsula’s CEO, Mr. Goode’s team completed approximately 500 individual insurance investment transactions, representing more than $1 billion in life policy benefit value. Mr. Goode is also the founder and managing member of JMG Strategies, LLC, a Miami-based alternative investment management firm, and the founder of Life Premium Solutions, an independent insurance advisory firm that specializes in customized, innovative premium finance solutions for the advanced life insurance market. Mr. Goode has served as an elected member of the Board of Directors of the Life Insurance Settlement Association and previously served as the Association’s Vice President and as Chairman of its Political Action Committee. Mr. Goode was recognized in 2010 by Life Settlement Review as one of the “10 Most Influential Leaders” in the life settlement industry and previously, after eight years of military service, he was awarded the Navy Commendation Medal.

The Company has entered into an employment agreement on May 18, 2018 (the “Employment Agreement”) with Mr. Goode, which provides for an annual salary and certain other benefits. Pursuant to the Employment Agreement, Mr. Goode’s annual base salary is $96,000, which may increase to up to $216,000 upon Mr. Goode meeting certain milestones set forth in the Employment Agreement related to the Company’s performance and is subject to increases as set from time to time by the Board. Upon the execution of the Employment Agreement, Mr. Goode shall receive 500,000 shares of common stock of the Company. After one year of employment by the Company as the Chief Executive Officer, the Company shall issue to Mr. Goode additional shares of common stock of the Company equal to 1% of the outstanding shares of the Company at the time of such issuance; after two years of employment by the Company as the Chief Executive Officer, the Company shall issue to Mr. Goode additional shares of common stock of the Company equal to 1% of the outstanding shares of the Company at the time of such issuance; and after three years of employment by the Company as the Chief Executive Officer, the Company shall issue to Mr. Goode additional shares of common stock of the Company equal to 1% of the outstanding shares of the Company at the time of such issuance. Mr. Goode shall also be entitled to participate in all employee benefit plans, practices and programs maintained by the Company.

The foregoing description of the Employment Agreement is not complete and is qualified in its entirety by reference to the full text of such agreement included as Exhibit 10.1 to this Form 8-K.

On May 18, 2018, the Company announced that Niquana “Nikki” Noel resigned as the Chief Executive Officer and President of the Company and the Chairwoman of the Board and she was appointed as the new Chief Operating Officer of the Company, effective May 18, 2018. Ms. Noel will remain as a director on the Board. Ms. Noel has served as the Chief Executive Officer and President of the Company and Chairwoman of the Board since January 28, 2014. Prior to serving in that capacity, Ms. Noel served as operations manager of the Company since 2008 and as Chief Operations Officer and director of the Company since August 2013. Prior to joining the Company, Ms. Noel was the Executive Assistant to a Florida-based serial entrepreneur who had successful business interests ranging from the ownership and operation of cemeteries in Maryland, Virginia and Florida to the ownership and operation of exotic, high performance car dealerships and auto accessory businesses.

Item 9.01.          Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is being furnished as part of this Current Report.

No.	Exhibit
10.1	Employment Agreement dated May 18, 2018 between the Company and J. Mark Goode

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HASH LABS INC.

Date: May 23, 2018	By:	/s/ J. Mark Goode
J. Mark Goode Chief Executive Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

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EXHIBIT INDEX

No.	Exhibit
10.1	Employment Agreement dated May 18, 2018 between the Company and J. Mark Goode

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